Exhibit 99.1

CVR Partners Reports 2014 First Quarter Results
And Announces Cash Distribution of 38 Cents Per Common Unit

SUGAR LAND, Texas (May 1, 2014) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced first quarter 2014 net income of $21.5 million, or 29 cents per fully diluted common unit, on net sales of $80.3 million, compared to net income of $35.6 million, or 49 cents per fully diluted common unit, on net sales of $81.4 million for the 2013 first quarter.

Adjusted EBITDA, a non-GAAP measure, was $29.9 million for the first quarter of 2014, compared to adjusted EBITDA of $43.8 million for the first quarter of 2013.

“We are pleased with our results for the 2014 first quarter as realized fertilizer prices and plant operations were generally in line with our expectations,” said Jack Lipinski, chief executive officer. “Looking at the second quarter, this year’s spring planting season is under way in several regions. The USDA expects nearly 92 million acres of corn will be planted, which has helped support higher UAN prices as compared to the lower levels of late fall 2013.”

Operations

For the first quarter of 2014, average realized plant gate prices for UAN and ammonia were $253 per ton and $479 per ton, respectively, compared to $295 per ton and $663 per ton, respectively, for the same period in 2013.

CVR Partners produced 91,000 tons of ammonia and purchased approximately 22,900 additional tons of ammonia during the first quarter of 2014, of which 8,900 net tons were available for sale while the rest was upgraded to 257,200 tons of UAN. In the 2013 first quarter, the plant produced 111,400 tons of ammonia, of which 30,700 net tons were available for sale while the remainder was upgraded to 196,200 tons of UAN.

On-stream factors during the 2014 first quarter were 98.8 percent for the gasifiers, 92.1 percent for the ammonia synthesis loop and 97.0 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a first quarter 2014 distribution of 38 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on May 19, 2014, to unitholders of record on May 12, 2014.

CVR Partners, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance; fluctuations in the prices received for its finished products; maintenance capital expenditures; and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

CVR Partners 2014 First Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2014 first quarter Earnings Conference Call for analysts and investors on Thursday, May 1, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=98963. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at
http://www.videonewswire.com/event.asp?id=98963. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13580575.

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This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as "outlook," "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "seek," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed quarterly reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:
Wes Harris
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited unless noted otherwise).

	Three Months Ended March 31,
	2014	2013
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$80.3	$81.4
Cost of product sold - Affiliates	2.2	3.1
Cost of product sold - Third parties	19.5	7.5
Direct operating expenses - Affiliates	0.8	1.0
Direct operating expenses - Third parties	23.4	21.6
Selling, general and administrative expenses - Affiliates	3.5	4.2
Selling, general and administrative expenses - Third parties	1.1	1.4
Depreciation and amortization	6.7	5.8
Operating income	23.1	36.8
Interest expense and other financing costs	(1.6)	(1.2)
Interest income	—	—
Other income (expense), net	—	—
Income before income tax expense	21.5	35.6
Income tax expense	—	—
Net income	$21.5	$35.6

Net income per common unit - basic	$0.29	$0.49
Net income per common unit - diluted	$0.29	$0.49

Adjusted EBITDA*	$29.9	$43.8
Available cash for distribution*	$27.8	$44.6

Weighted average, number of common units outstanding (in thousands):
Basic	73,113	73,065
Diluted	73,145	73,223
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(1)        Below are the components of Net sales:

	Three Months Ended March 31,
	2014	2013
	(in millions)
Reconciliation to net sales:
Sales net plant gate	$67.0	$75.6
Freight in revenue	6.9	5.7
Hydrogen revenue	5.9	0.1
Other	0.5	—
Total net sales	$80.3	$81.4
* See “Use of Non-GAAP Financial Measures” below.

	As of March 31, 2014	As of December 31, 2013
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$85.9	$85.1
Working capital	102.3	108.4
Total assets	592.6	593.5
Total debt	125.0	125.0
Total partners’ capital	430.3	439.9

	Three Months Ended March 31,
	2014	2013
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$35.6	$57.5
Investing activities	(3.4)	(18.1)
Financing activities	(31.4)	(14.0)
Net increase (decrease) in cash and cash equivalents	$0.8	$25.4

Other Financial Data:
Capital expenditures for property, plant and equipment	$3.4	$18.1

	Three Months Ended March 31,
	2014	2013
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	91.0	111.4
Ammonia (net available for sale) (1)(2)	8.9	30.7
UAN	257.2	196.2

Petroleum coke consumed (thousand tons)	124.8	129.8
Petroleum coke (cost per ton)	$29	$31

Sales (thousand tons):
Ammonia	5.4	27.6
UAN	254.7	194.1

Product pricing plant gate (dollars per ton) (3):
Ammonia	$479	$663
UAN	$253	$295

On-stream factors (4):
Gasification	98.8%	99.5%
Ammonia	92.1%	98.8%
UAN	97.0%	92.8%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$441	$696
UAN - Corn belt (dollars per ton)	$332	$378

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(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completion of the UAN expansion project in February 2013, we now upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 22,900 tons of ammonia during the three months ended March 31, 2014.

(3)    Plant gate sales per ton represent net sales less freight revenue divided by product sales volume in tons, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the UAN expansion coming on-line, the on-stream factors for the three months ended March 31, 2013 would have been 99.5% for gasifier, 98.8% for ammonia and 98.3% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the financial non-GAAP measures noted above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash, and, when applicable, major scheduled turnaround expenses and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for the calculation of our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended March 31,
	2014	2013
	(in millions)
Reconciliation of Net Income to EBITDA and to Adjusted EBITDA:
Net income	$21.5	$35.6
Add:
Interest expense, net	1.6	1.2
Depreciation and amortization	6.7	5.8
EBITDA	$29.8	$42.6
Share-based compensation, non-cash	0.1	1.2
Adjusted EBITDA	$29.9	$43.8

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income or operating income, or as any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to, cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.38 per common unit for the first quarter of 2014. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA and reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended March 31, 2014
(in millions, except units and per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$29.9
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.4)
Maintenance capital expenditures	(1.0)
Plus:
Distribution of previously established cash reserves, net	0.3
Available cash for distribution	$27.8
Available cash for distribution, per common unit	$0.38
Common units outstanding (in thousands)	73,113

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Q2 2014 Outlook

The table below summarizes our outlook for the second quarter of 2014. See "forward looking statements."

	Q2 2014
	Low	High
Operating Statistic:
Total UAN production (thousand tons)	230.0	240.0